                                                                Exhibit 8.3
KPMG Tax Advisers        Telephone +353 1 410 1000
5 George's Dock          Fax       +363 1 412 1470
1FSG                     Internet  www.kpmg.ie
Dublin 1
Ireland

The Directors
Airplanes Limited
2 Grenville Street                      Our ref   pob/aps/223061
St Helier
Jersey JE4 8PX                                    26 April 2001
Channel Island


The other addressees listed on Schedule 1 hereto





Dear Sirs

Airplanes 2001 Refinancing - Subclass A-9 Notes

We have been asked to provide this opinion to you in connection with certain tax matters set out in the Registration Statement on Form S-4 dated
26 April 2001 (the ''Registration Statement'').

Opinion

1 There will be no Irish taxation on the income of or any capital gain of Airplanes Limited, Airplanes U.S. Trust or the 2001 Refinancing Trust.

     This opinion is based on the assumptions that none of Airplanes Limited, Airplanes U.S. Trust or the 2001 Refinancing Trust will be tax-resident in Ireland, will have a branch, agency or permanent establishment in Ireland or will have any Irish-source income or gain other than,in the case of Airplanes Limited, interest paid by its Irish subsidiary companies.

     So far as concerns interest receivable by Airplanes Limited from its Irish subsidiaries, this opinion assumes that each of the interest-paying subsidiaries will continue to hold and to comply with the conditions of the certificate (the Shannon certificate) issued to it by the Minister for Finance of Ireland under Section 445(2) Taxes Consolidation Act 1997.

     The Shannon certificates will terminate on 31 December 2005. Thereafter interest paid to Airplanes Limited by its Irish subsidiaries will be within the charge to Irish tax. However, as a matter of practice, the Irish tax authorities do not pursue collection of any such liability to Irish tax in respect of persons who are regarded as not being resident in Ireland except where such persons:

     (a) are chargeable in the name of a person (including a trustee) or in the name of an agent or branch in Ireland having the management and control of the interest;

     (b) seek to claim relief and/or repayment of tax deducted at source in respect of taxed income from Irish sources; or

     (c) are chargeable to Irish corporation tax on the income of an Irish branch or agency or to income tax on the profits of a trade carried on in Ireland to which the interest is attributable.

2 We are of opinion that there will be no withholding or deduction on account of Irish taxes with respect to interest and other amounts paid by Airplanes Limited or Airplanes U.S. Trust on the Subclass A-9 Notes or by the 2001 Refinancing Trust on the Subclass A-9 Certificates.

     This opinion is based on the assumption that none of Airplanes Limited, Airplanes U.S. Trust or the 2001 Refinancing Trust will be tax-resident in Ireland, will have a branch, agency or permanent establishment in Ireland or will have any Irish-source income or gain other than, in the case of Airplanes Limited, interest paid by its Irish subsidiary companies.

3 We are of opinion that AeroUSA will not be subject to Irish income tax or corporation tax on its non-Irish source income.

     This opinion is based on the assumptions that the company will include and retain in its constitutional documents provisions to the effect that the business of the company will be managed by its directors (''the Directors''), the Directors shall have no power to enter into any contract or to sign any document on behalf of the company in Ireland, the Directors will not appoint any person, other than GECAS, AerFi Financial Services (Ireland) Limited or AerFi Cash Managers Limited to be the agent or employee of the company if such agent or employee is resident in Ireland, neither the Directors nor any committee of them shall have any power to undertake or perform any official act on behalf of the company in Ireland and, in relation to telephone communications, the Directors shall not make any Board or committee decision unless each Director participating in such telephone call is physically present in a jurisdiction outside Ireland, and
     (ii) that the company complies with the provisions noted at (i).

4 We are of opinion that Airplanes Holdings and its Irish-resident subsidiary companies will be entitled to the corporate tax benefits (including the reduced 10% corporation tax rate) applicable to Shannon, Ireland certified companies.

     This opinion is based on the assumptions that GECAS holds and will continue to hold a 5% shareholding in Airplanes Holdings and that GECAS will maintain its business operations and certain minimum employment levels at Shannon, Ireland.

5 We are of the opinion that payments of lease rentals to be made by lessees to Airplanes Holdings and its Irish-resident subsidiary companies will not be subject to Irish Value Added Tax in any case where the aircraft are used or to be used by a transport undertaking operating for reward chiefly on international routes.

6 We confirm that in our opinion the attached extracts from the Registration Statement are a fair statement of the relevant provisions of Irish tax law and practice.

Scope of Opinion

This opinion is based on existing Irish tax law and practice. As to certain matters we have relied on current Revenue practice and on confirmations obtained from the Revenue Commissioners of Ireland.

This opinion is based on the facts and assumptions outlined in this letter and in the Registration Statement. The opinion may be subject to change in the event of changes in those facts or assumptions. This opinion addresses only the matters of Irish taxation specified herein. It does not address any other Irish tax issues relevant to the contemplated transactions or non-Irish tax considerations relevant thereto.


This opinion is addressed to, and is solely for the benefit of, the addressees and their legal advisers. We do consent to the use of this opinion as an exhibit to the Airplanes Registration Statement on Form S-1 (file number 333-68608) to be filed with the Securities and Exchange Commission. It may not be relied upon by, or disclosed to, any other person without our prior written consent.



Yours faithfully

/s/ KMPG

KPMG